As filed with the Securities and Exchange Commission on March 8, 1996
                           Registration No. 33-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 MEDTRONIC, INC.
             (Exact name of registrant as specified in its charter)

         Minnesota                                          41-0793183
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                            7000 Central Avenue, N.E.
                        Minneapolis, Minnesota 55432-3576
                                 (612) 574-4000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                                 Ronald E. Lund
              Senior Vice President, General Counsel and Secretary
                                 Medtronic, Inc.
                            7000 Central Avenue, N.E.
                        Minneapolis, Minnesota 55432-3576
                                 (612) 574-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                                 David C. Grorud
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.



Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement relates to the resale of an additional 185,955 shares of the Registrant's common stock registered by this Registration Statement and also relates to the resale of 1,171,813 shares of the Registrant's common stock registered on Form S-3, Registration No. 33-64445.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / ___________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / CALCULATION OF REGISTRATION FEE


                                                   Proposed             Proposed
                                                   Maximum              Maximum
                               Amount              Offerin g            Aggregate           Amount of
Title of Each Class of         to be               Price Per            Offering            Registration
Securities to be Registered    Registered(1)       Unit(2)              Price               Fee

Additional shares of           185,955             $58.8125             $10,936,478.44      $3,771.20
Common Stock to be
offered by Selling
Shareholders (3)





(1) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement relates to the resale of an additional 185,955 shares of the registrant's common stock issued in connection with the same transaction, and to be resold in the same offering, as 1,171,813 shares of the registrant's common stock which are already registered for resale on Form S-3, Registration No. 33-64445. In connection with such prior Registration Statement, a filing fee of $12,186.86 was paid on November 20, 1995.

(2) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on March 5, 1996 (a date within five business days prior to the date of filing).

(3) Each share of Common Stock includes a Preferred Stock Purchase Right pursuant to the registrant's Shareholder Rights Plan.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                 MEDTRONIC, INC.

                        1,357,768 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale of up to 1,357,768 shares of Common Stock (the "Shares"), par value of $.10, of Medtronic, Inc., a
Minnesota  corporation  (the  "Company")  issued to date in connection  with the
Company's acquisition of Pudenz-Schulte Medical Research Corporation ("PS Medical") on November 2, 1995 (the "PS Merger"). 1,261,949 of such Shares were issued at the closing of the PS Merger, and 95,819 shares were issued as of February 9, 1996 as additional contingent consideration. The Selling Shareholders may offer their Shares from time to time through or to brokers at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders or upon such other terms in such manner as is acceptable to the particular Selling Shareholder. (See "Plan of Distribution"). Each Share includes a Preferred Stock Purchase Right pursuant to the Company's Shareholder Rights Plan. These rights currently are not exercisable and are not transferable separately from the Shares. The Company will not receive any proceeds from sales of the Shares.

         The Company will bear all expenses of the offering (estimated to be $35,000, including up to $25,000 of fees and expenses of counsel to the Selling Shareholders), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel for the Selling Shareholders in excess of $25,000. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act of 1933 (the "Securities Act").

         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "MDT." The last reported price of the Company's Common Stock on March ___, 1996, as reported by the New York Stock Exchange, was $_____ per share.








THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                 The date of this Prospectus is March ___, 1996.

         No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (75 Park Place, New York, New York 10007) and Chicago (500 West Madison, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company's Common Stock is listed on the New York Stock Exchange. Copies of reports, proxy statements and other information concerning the Company can be inspected at the offices of such Exchange.

     The Company has filed with the Commission two Registrations Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. For further information with respect to the Company and such securities, reference is made to such Registration Statements and to the exhibits thereto. Any statement contained or incorporated by reference herein concerning the provisions of any document is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995 (Commission File No. 1-7707).

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended January 26, 1996 (Commission File No. 1-7707).

     3. The description of the Company's Common Stock, $.10 par value, which is contained or incorporated by reference in the Company's Registration Statement on Form 8-A (Commission File No. 1-7707) filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     4. The description of the Company's Preferred Stock Purchase Rights attached to its Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-7707) filed under the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investor Relations
Department, Medtronic, Inc., 7000 Central Avenue, N.E., Minneapolis, Minnesota 55432, telephone (612) 574-4000.

                                   THE COMPANY

         Medtronic, Inc. (the "Company" or "Medtronic"), a Minnesota corporation, is the issuer of the Shares offered hereby. The Company's principal executive offices are located at 7000 Central Avenue N.E., Minneapolis, Minnesota 55432-3576, and its telephone number is (612) 574-4000. Medtronic is a leading therapeutic medical technology company, providing therapies for treating diseases of the heart's electrical conduction system, for use in cardiac surgery and other invasive procedures, and for treating pain and controlling movement disorders. The Company is actively engaged in eight businesses: Bradycardia Pacing and Tachyarrhythmia Management, which make up the Pacing business; Heart Valves, Cardiopulmonary, DLP and Blood Management, which form Cardiac Surgery; Interventional Vascular; and Neurological.


                                 USE OF PROCEEDS

         The Company will receive no proceeds from sales of Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         The Selling Shareholders include the former shareholders of PS Medical listed below for whom the Shares were issued in November 1995 and February 1996 pursuant to the PS Merger, and may also include, to the extent permitted by law, individuals or entities, including charitable institutions, to whom such former PS Medical shareholders may make pledges, gifts, partnership distributions, or trust distributions of Shares. The Selling Shareholders may choose to sell or transfer less than all or none of the Shares. The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by those Selling Shareholders who received Shares in the PS Merger, prior to any pledges, gifts trust distributions or other transfers by such Selling Shareholders. Gary P. East, the former Chief Executive Officer of PS Medical, is an officer of Medtronic's PS Medical subsidiary.


                                    Shares Owned                                     Shares Owned
    Name                         Before Offering(1)           Shares Offered         After Offering

Rudolf R. Schulte, Trustee
of the Schulte                      674,387                       674,387             -0-
1991 Revocable Trust UAD
3-24-91

Gary P. East                        290,059                       290,059             -0-

Alfons Heindl                       139,519                       139,519             -0-

Schulte Research Institute           90,789                        90,789             -0-

Robert Pudenz                        72,515                        72,515             -0-

Marga M. Bryant                      72,515                        72,515             -0-

Joseph E. Brown                      13,633                        13,633             -0-

James H. Franzen, Trustee
of the Schulte                        4,351                         4,351             -0-
Family Trust UAD 12-29-94


     -----------------------------

     (1) Represents the total number of Shares issued to date to or for the benefit of such Selling Shareholders in connection with the PS Merger, including an aggregate 90,136 shares issued and held in escrow for the above-listed Selling Shareholders pro-rata and subject to reduction in certain events.

                              PLAN OF DISTRIBUTION

         The sale or transfer of all or a portion of the Shares offered hereby by the Selling Shareholders or by their pledgees, donees or other applicable transferees or successors in interest may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices (that may be changed) or at negotiated prices. The Selling Shareholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, Shares may be transferred in connection with partnership or trust distributions by the Selling Shareholders or in connection with settlement of call options, short sales or similar transactions that may be effected by the Selling Shareholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Company and the Selling Shareholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation certain liabilities under the Securities Act. The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby. The Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with this offering are as follows:

         Securities and Exchange Commission Filing Fee................$15,958(1)
         Printing and Engraving Fees and Expenses ......................2,000*
         Legal Fees and Expenses.......................................15,000*
         Accounting Fees and Expenses...................................... 0*
         Miscellaneous..................................................2,042*
         Total Expenses..............................................$ 35,000*

----------------
(1)Includes $12,187 SEC registration fee paid previously in connection with a Registration Statement on Form S-3, Registration No. 33-64445, pursuant to which 1,171,813 shares of the Registrant's common stock were registered in connection with this offering, and $3,771 SEC registration fee related to the additional shares of the Registrant's common stock registered by this Registration Statement.

*Estimated


Item 15.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person, against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. The Registrant's Articles of Incorporation and Bylaws do not limit the Registrant's obligation to indemnify such persons.

         The Registrant's Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for
(i) any  breach of the duty of loyalty to the  Registrant  or its  shareholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Registrant's Articles of Incorporation.

         Subject to exclusions and limitations, the Registrant maintains certain insurance coverage against liability which a director or officer may incur in his or her capacity as such.

Item 16.  Exhibits.

Exhibit
Number            Item


4.1 Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended July 28, 1995).

5.1 Opinion of Ronald E. Lund, Senior Vice President, General Counsel and Secretary of Medtronic, Inc.

23.1              Consent of Price Waterhouse LLP.

23.2 Consent of Ronald E. Lund, Senior Vice President, General Counsel and Secretary of Medtronic, Inc. (included in opinion filed as Exhibit 5.1).

24                Power of Attorney from certain directors and officers.


Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 8, 1996.

                                             MEDTRONIC, INC.


                                             By:/s/ William W. George
                                                William W. George, President
                                                and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                            Title


/s/ William W. George                       President, Chief Executive
William W. George                           Officer and Director
                                            (principal executive officer)

/s/ Robert L. Ryan                          Senior Vice President and Chief
Robert L. Ryan                              Financial Officer (principal
                                            financial and accounting officer)

F. Caleb Blodgett*                          Director
F. Caleb Blodgett


Arthur D. Collins, Jr.*                     Director
Arthur D. Collins, Jr.


Antonio M. Gotto, Jr., M.D.*                Director
Antonio M. Gotto, Jr., M.D.


Bernadine P.  Healy, M.D.*                  Director
Bernadine P. Healy, M.D.


Vernon H. Heath*                            Director
Vernon H. Heath


Thomas E. Holloran*                         Director
Thomas E. Holloran


Glen D. Nelson, M.D.*                       Director
Glen D. Nelson, M.D.


Richard L. Schall*                          Director
Richard L. Schall


Jack W. Schuler*                            Director
Jack W. Schuler


Gerald W. Simonson*                         Director
Gerald W. Simonson


Gordon M. Sprenger*                         Director
Gordon M. Sprenger


Richard A. Swalin, Ph.D.*                   Director
Richard A. Swalin, Ph.D.


Winston R. Wallin*                          Director
Winston R. Wallin



                                      *By/s/ Ronald E. Lund
                                       Ronald E. Lund, as Attorney-in Fact


                                       Dated:  March 8, 1996

                                  EXHIBIT INDEX
                                       TO
                         FORM S-3 REGISTRATION STATEMENT
                           --------------------------

                                 MEDTRONIC, INC.
                           --------------------------



Exhibit
Number            Item


4.1 Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended July 28, 1995).

5.1 Opinion of Ronald E. Lund, Senior Vice President, General Counsel and Secretary of Medtronic, Inc.

23.1              Consent of Price Waterhouse LLP

23.2 Consent of Ronald E. Lund, Senior Vice President, General Counsel and Secretary of Medtronic, Inc. (included in opinion filed as Exhibit 5.1).

24                Power of Attorney from certain directors and officers.